 Exhibit 99.1

News Release

South State Corporation Announces Merger with Southeastern Bank Financial Corporation – Expands SC and GA presence

COLUMBIA, SC & AUGUSTA, GA – (June 17, 2016) – South State Corporation (NASDAQ:SSB) and Southeastern Bank Financial Corporation (OTCQB:SBFC) jointly announced today the signing of a definitive merger agreement. The combination of these two companies creates a premier franchise in the Carolinas and Georgia.

Founded in 1989 and headquartered in Augusta, Georgia, Southeastern is the holding company for Georgia Bank & Trust Company of Augusta and also operates as Southern Bank & Trust in Aiken County, South Carolina. Augusta is the second largest MSA in GA and Georgia Bank & Trust is the largest bank headquartered in the Augusta metro market, where it is ranked second in market share. This opportunity combines two organizations that have a similar culture, offer the same four lines of business and allow for all 12 banking branches to remain open.

“We are pleased to announce this partnership with Georgia Bank & Trust. As the leading bank in the Augusta and Aiken markets, the company has a great reputation and a great team of bankers,” said Robert R. Hill, Jr., CEO of South State Corporation. “Our teams and our company cultures are very similar and we look forward to enhancing customer relationships and continuing the legacy of service in these communities.”

As of March 31, 2016, Southeastern Bank Financial Corporation had approximately $1.9 billion in assets, $1.6 billion in deposits and $1.0 billion in loans. Upon completion of the transaction, the combined company will have approximately $10.5 billion in total assets, $8.7 billion in total deposits, $7.2 billion in total loans and a network of 133 branches in the Carolinas and Georgia.

“We are pleased to be merging with a high-performing regional bank that has similar company values and culture for our employees, customers and shareholders,” said R. Daniel Blanton, CEO of Southeastern Bank Financial Corporation. “We are excited to join with a like-minded regional bank that can build on our success and take it to a higher level for the good of our community and customers. Together, we will strengthen our position as a premier bank in the Southeast.”

The merger agreement has been unanimously approved by the board of directors of each company. Pending regulatory and shareholder approvals, the closing and system conversion is scheduled to occur in the first quarter of 2017. At the closing, Southeastern Bank Financial Corporation will be merged into South State Corporation, and Southeastern’s bank subsidiary, Georgia Bank & Trust Company of Augusta, will be merged into South State’s bank subsidiary, South State Bank.

Under the terms of the agreement, shareholders of Southeastern Bank Financial Corporation will receive 0.7307 shares of SSB common stock for each share of SBFC common stock. The stock issuance is valued at approximately $335 million in the aggregate, based on 6,746,897 shares of SBFC common stock outstanding and on South State’s June 15, 2016 closing stock price of $67.68.

SSB will host a conference call to discuss the transaction at 10:00 a.m. EST on Friday, June 17, 2016. Callers wishing to participate may call toll-free by dialing (877) 506-9272.  The number for international participants is (412) 380-2004.  The conference ID number is 10087433.  To expedite access, please state your name and your company name when you reach an operator. Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com. A replay will be available from 2 p.m. Eastern Time on June 17, 2016 until 9 a.m. on July 1, 2016.  To listen to the replay, dial (877) 344-7529 or (412) 317-0088.  The passcode is 10087433.  The event will also be archived and available beginning June 17 by midnight Eastern Time in the Investor Relations section of www.SouthStateBank.com.

Keefe, Bruyette, & Woods, Inc. served as financial advisor and Wachtell, Lipton, Rosen & Katz provided legal counsel to South State Corporation. Sandler O’Neill + Partners, L.P. served as financial advisor and Bryan Cave LLP served as legal counsel to Southeastern Bank Financial Corporation.

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years. South State Corporation has assets of approximately $8.7 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Southeastern Bank Financial Corp. is the $1.9 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The bank’s focus is primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provides wealth management and trust services. The company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's website, www.georgiabankandtrust.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward looking statements. South State Corporation (“SSB”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to right of one or both of the parties to terminate the definitive merger agreement between SSB and Southeastern Bank Financial Corporation (“SBFC”); the outcome of any legal proceedings that may be instituted against SSB or SBFC; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where SSB and SBFC do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; SSB’s ability to complete the acquisition and integration of SBFC successfully; credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; liquidity risk affecting the bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; terrorist activities risk that results in loss of consumer confidence and economic disruptions; cybersecurity risk related to SSB’s dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of SSB and SBFC. Additional factors that could cause results to differ materially from those described above can be found in SSB’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of SSB’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents SSB files with the SEC, and in SBFC’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the SEC and in other documents SBFC files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither SSB nor SBFC assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction between SSB and SBFC, SSB will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of SSB and SBFC and a Prospectus of SSB, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving SSB and SBFC will be submitted to SBFC’s shareholders and SSB’s shareholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF SSB AND SHAREHOLDERS OF SBFC ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about SSB and SBFC, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to South State Corporation, 520 Gervais Street, Columbia, South Carolina 29201, Attention: John C. Pollok, Senior Executive Vice President, CFO and COO, (800) 277-2175 or to Southeastern Bank Financial Corporation, 4487 Columbia Road, Martinez, Georgia 30907, Attention: Darrell R. Rains, Executive Vice President and Chief Financial Officer, (706) 738-1378.

Participants in THE Solicitation

SSB, SBFC, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SSB’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 4, 2016, and certain of its Current Reports on Form 8-K. Information regarding SBFC’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on March 30, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

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For Immediate Release
Contact Information:	South State Corporation

	Analyst Contact	Media Contact
	Jim Mabry	Donna Pullen
	(843) 529-5593	(803) 765-4558

Southeastern Bank Financial Corporation

Analyst and Media Contact
Ron Thigpen
(706) 481-1014